HARTGRO2

                             [Keystone Letterhead]

Dear Shareholder:

We are writing again to you, a shareholder of Keystone Hartwell Growth Fund, to ask for your support for an important proposal affecting your investment.

The Board of Trustees of your Fund has unanimously endorsed this proposal that the Fund be acquired by, and effectively merged with, Keystone Omega Fund. The trustees have made this recommendation after careful deliberation and consideration.

Keystone Hartwell Growth Fund, despite a successful performance record of investing in growth stocks, has not grown in size sufficiently to achieve the economies of scale necessary for successful funds. Currently, it has about $21 million in assets. Keystone Omega Fund, which also has a successful long-term performance record, is a substantially larger fund which we believe has the opportunity to achieve greater operational efficiencies. Currently, the Keystone Omega Fund has $220 million in assets.

The two funds have substantially the same objective: to seek long-term growth of capital through investments in the stocks of growing companies.

If you have not already responded to our earlier solicitation, we urge you to vote now by filling out the enclosed proxy card and returning it in the postage-paid envelope.

It is very important that you vote, no matter how large or small your investment. This is an opportunity to voice your opinion on a matter that affects your fund. Voting promptly also helps to reduce the cost of additional mailings.

We encourage you to exercise your rights as a shareholder and vote promptly.

Sincerely,


/s/Albert H. Elfner, III                    /s/George S. Bissell

Albert H. Elfner, III                       George S. Bissell
Chairman                                    Chairman of the Board
Keystone Investments, Inc.                  Keystone Funds